                                      AMENDMENT
                             TO THE INFORMIX CORPORATION
                     FIRST AMENDED AND RESTATED RIGHTS AGREEMENT

                                  NOVEMBER 17, 1997


    WHEREAS, Informix Corporation (the "Company") and BankBoston, N.A. (the "Rights Agent") are parties to the First Amended and Restated Rights Agreement, dated as of August 12, 1997 (the "Rights Agreement");

    WHEREAS, the Company's Board of Directors has authorized the designation and exchange of the Company's Series A-1 Convertible Preferred Stock and the designation and sale of the Company's Series B Convertible Preferred Stock;

    WHEREAS, the Company has determined that pursuant to Section 27 of the Rights Agreement, the Rights Agreement may be amended as set forth herein without the approval of the holders of the Rights (as defined in the Rights Agreement);

    NOW THEREFORE, in consideration of the promises and mutual agreements set forth in the Rights Agreement, the parties hereby amend the Rights Agreement as follows:

    The Definition of "Acquiring Person" set forth in Section 1(a) is hereby amended, in its entirety, to provide that:

    "ACQUIRING PERSON" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an "Acquiring Person" (i) as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Shares of the Company then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person," or (ii) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a); and PROVIDED FURTHER that no Fletcher Party (as defined below) shall be deemed an "Acquiring Person" as a result of its being the Beneficial Owner of any securities (any such securities, "Fletcher Securities") issued or issuable pursuant to the Subscription Agreement (including the exhibits that are a part thereof, and in particular including any Common Shares which have been or may be issued upon conversion of shares of preferred stock issued thereunder or upon exercise of warrants granted thereunder for the purchase of preferred stock) dated August 12, 1997 between the Company and Fletcher, as amended, and a related Exchange Agreement between the Company and Fletcher dated as of November 17, 1997; and PROVIDED FURTHER that no Series B Party (as defined below) shall be deemed an "Acquiring Person" as a result of its being the Beneficial Owner of any securities (any such securities, "Series B Securities") issued or issuable pursuant to the Securities Purchase Agreement (including the exhibits that are a part thereof, and in particular including any Common Shares which have been or may be issued upon conversion of shares of preferred stock issued thereunder, issued upon exercise of the warrants to be granted thereby or otherwise issued in accordance with the terms of such agreement or related documents) dated as of November 17, 1997 between the Company and the Purchasers named therein. A "Fletcher Party" shall include
(i) Fletcher International Limited, a company organized under the laws of the Cayman Islands ("Fletcher"), Fletcher Asset Management, Inc., Polaris Fund, L.P., and The Fletcher Fund, L.P., (ii) any Affiliate of Fletcher, (iii) any creditor of Fletcher who acquires Fletcher Securities upon the exercise of creditor rights in connection with a bona fide credit arrangement, and (iv) any other person who acquires Fletcher Securities provided that such person has stated or intends to state in a timely fashion in a filing pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as amended, or any successor provision thereto, that such person has acquired such securities in the ordinary course of business and not with the purpose or effect of changing or influencing control of Informix, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b). A "Series B Party" shall include each of (i) Proprietary Convertible Investment Group, Inc., Capital Ventures International, and C.C. Investments, L.D.C., (the "Purchasers") (ii) any Affiliate of a Purchaser, (iii) any creditor of a Purchaser who acquires Series B Securities upon the exercise of creditor rights in connection with a bona fide credit arrangement, and (iv) any other person who acquires Series B Securities provided that such person has stated or intends to state in a timely fashion in a filing pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as amended, or any successor provision thereto, that such person has acquired such securities in the ordinary course of business and not with the purpose or effect of changing or influencing control of Informix, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b).

                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                             INFORMIX CORPORATION


                             By:  /s/ Robert Finocchio, Jr.
                                ---------------------------------
                             Robert Finocchio, Jr., Chairman of the Board, President and Chief Executive Officer



                             BANKBOSTON, N.A.


                             By:  /s/ Geoffrey D. Anderson
                                ---------------------------------

                             Name: Geoffrey D. Anderson
                                   ------------------------------

                             Title: Director
                                    -----------------------------









                                   [SIGNATURE PAGE]


[AMENDMENT TO THE INFORMIX CORPORATION FIRST AMENDED AND RESTATED RIGHTS AGREEMENT]


                                           3